AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2014
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
 1933
_______________________________

RAND LOGISTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

20-1195343
(I.R.S. Employer Identification Number)

500 Fifth Avenue, 50th Floor
New York, NY 10110
(212) 644-3450
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laurence S. Levy
Executive Chairman of the Board of Directors
Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, NY 10110
(212) 644-3450 (Telephone)

With copies to:

Todd J. Emmerman
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800 (Telephone)
 (212) 940-8776 (Facsimile)

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, par value $.0001 per share	—(2)	—(2)	$8,200,000	$0(3)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
An indeterminate number of shares of common stock are registered for issuance by the registrant from time to time at indeterminate prices.  The aggregate offering price of common stock offered by the registrant will not exceed $8,200,000.

(3)
The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes $8,200,000 of common stock that was previously registered for the Company’s account, but were not sold, pursuant to the registrant’s registration statement on Form S-3 (File No. 333-172815) filed on March 14, 2011 and declared effective on March 23, 2011 (the “Prior Registration Statement”).  Filing fees of $952.02 were paid in respect of such $8,200,000 aggregate amount of common stock when the Prior Registration Statement was filed with the Securities and Exchange Commission. The Prior Registration Statement registered securities for a maximum aggregate offering price of $25,000,000 and of that amount, the registrant has sold common stock for an aggregate offering price of $16,800,000, leaving a balance of unsold common stock with an aggregate offering price of $8,200,000. Pursuant to Rule 415(a)(6), no additional filing fee is required in connection with such $8,200,000 aggregate amount of common stock being registered hereunder.  If the registrant sells any of such unsold common stock pursuant to the Prior Registration Statement after the date of the initial filing, and prior to the date of effectiveness, of this registration statement, the registrant will file a pre-effective amendment to this registration statement which will reduce the number of such unsold securities from the Prior Registration Statement included on this registration statement and increase the additional securities registered herein so that the total amount of securities registered herein will equal $8,200,000, and will pay the additional registration fee resulting therefrom.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 21, 2014

Prospectus
RAND LOGISTICS, INC.

$8,200,000 of Common Stock

_______________________________

We may offer and sell shares of our common stock, par value $.0001 per share, from time to time, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on terms to be determined at the time of the offering, up to a total aggregate dollar amount of $8,200,000.   See “Plan of Distribution” beginning on page 17 in this prospectus. We may also describe the plan of distribution for any particular offering of these shares in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any shares in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our shares of common stock are traded on The NASDAQ Capital Market under the ticker symbol “RLOG.”  The closing sale price of our common stock on March 20, 2014 was $7.02 per share.

Investment in our common stock involves a number of risks.  See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

_______________________________

The date of this prospectus is [__], 2014

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	2

SUMMARY	2

COMPANY OVERVIEW	2

RISK FACTORS	4

FORWARD LOOKING STATEMENTS	12

USE OF PROCEEDS	13

DESCRIPTION OF SECURITIES TO BE REGISTERED	13

PLAN OF DISTRIBUTION	17

LEGAL MATTERS	18

EXPERTS	18

WHERE YOU CAN FIND MORE INFORMATION	18

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	19

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $8,200,000. This prospectus provides you with a general description of the shares we may offer. Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the shares being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

In this prospectus, unless the context otherwise requires, references to Rand, we, us and the Company include Rand Logistics, Inc. and its direct and indirect subsidiaries, and references to Lower Lakes’ business or the business of Lower Lakes mean the combined businesses of Lower Lakes Towing Ltd., Lower Lakes Ship Repair Company Ltd., Lower Lakes Towing (17) Ltd., Lower Lakes Transportation Company, Grand River Navigation Company, Inc. and Black Creek Shipping Company, Inc.

Company Overview

Rand (formerly Rand Acquisition Corporation) was incorporated in the State of Delaware on June 2, 2004 as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.

 On March 3, 2006, we acquired all of the outstanding shares of capital stock of Lower Lakes Towing Ltd., which we refer to as Lower Lakes Towing, a Canadian corporation which, with its subsidiary Lower Lakes Transportation Company, we refer to as Lower Lakes Transportation, provides bulk freight shipping services throughout the Great Lakes region. As part of the acquisition of Lower Lakes, we also acquired Lower Lakes’ affiliate, Grand River Navigation Company, Inc., which we refer to as Grand River.  Prior to this acquisition we did not conduct, or have any investment in, any operating business.  Subsequent to the acquisition, we have added ten vessels to our fleet through acquisition transactions and we retired two smaller vessels.

Our shipping business is operated in Canada by Lower Lakes Towing and in the United States by Lower Lakes Transportation. Lower Lakes Towing was organized in March 1994 under the laws of Canada to provide marine transportation services to dry bulk goods suppliers and purchasers operating in ports on the Great Lakes that were restricted in their ability to receive larger vessels. Lower Lakes has grown from its origin as a small tug and barge operator to a full service shipping company with a fleet of sixteen cargo-carrying vessels.  We have grown to become one of the largest bulk shipping companies operating on the Great Lakes and the leading service provider in the River Class market segment, which we define as vessels less than 650 feet in overall length.  Lower Lakes services approximately 50 customers in a diverse array of end markets by shipping dry bulk commodities such as construction aggregates, coal, grain, iron ore and salt.

We believe that Lower Lakes is the only company providing significant domestic port-to-port services within both Canada and the United States in the Great Lakes region. Lower Lakes maintains this operating flexibility by operating both U.S. and Canadian flagged vessels in compliance with the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, in the U.S., and the Coasting Trade Act (Canada) in Canada.

Lower Lakes’ fleet consists of five self-unloading bulk carriers and four conventional bulk carriers in Canada and seven self-unloading bulk carriers in the U.S., including four tug and barge units. Lower Lakes Towing owns all nine of the Canadian vessels.  Lower Lakes Transportation time charters the seven U.S. vessels, including the four integrated tug and barge units, from Grand River. With the exception of one barge (which Grand River bareboat charters from an unrelated third party) and two of the tug and barge units (which Grand River bareboat charters from our indirect wholly-owned subsidiary, Black Creek Shipping Company, Inc., which we refer to as Black Creek), Grand River owns the vessels that it time charters to Lower Lakes Transportation.

Lower Lakes is a leading provider of River Class bulk freight shipping services throughout the Great Lakes, operating one-half of all River Class vessels and boom-forward equipped vessels servicing the Great Lakes.  River Class vessels represent the smaller end of Great Lakes vessels, with maximum dimensions of approximately 650 feet in length and 72 feet in beam and carrying capacities of 15,000 to 20,000 tons, and are ideal for customers seeking to move significant quantities of dry bulk product to or from ports which restrict non-River Class vessels due to size and capacity constraints.  Boom forward self-unloading vessels - those with their booms located in front of the cargo holds – offer greater accessibility for delivery of cargo to locations where only forward access is possible. Six of the vessels used in Lower Lakes’ operations are boom forward self-unloaders and six vessels are boom aft self-unloaders.

Rand’s principal executive offices are located at 500 Fifth Avenue, 50th Floor, New York, New York  10110, and our telephone number is (212) 644-3450.

Please see “WHERE YOU CAN FIND MORE INFORMATION” for where to find additional information about our business.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Associated with our Business

The recent worldwide financial and credit crisis could lead to an extended worldwide economic recession and have a material adverse effect on our financial results and financial condition.

During recent years, there has been substantial volatility and losses in worldwide equity markets that could lead to an extended worldwide economic recession. In addition, due to the substantial uncertainty in the global economies, there has been deterioration in the credit and capital markets and access to financing is uncertain. These conditions could have an adverse effect on our industry and our business and future operating results. Our customers may curtail their capital and operating expenditure programs, which could result in a decrease in demand for our vessels and a reduction in rates and/or utilization. In addition, certain of our customers could experience an inability to pay suppliers, including us, in the event they are unable to access the capital markets to fund their business operations. Likewise, our suppliers may be unable to sustain their current level of operations, fulfill their commitments and/or fund future operations and obligations, each of which could adversely affect our operations.

Our business is dependent upon key personnel whose loss may adversely impact our business.

We depend on the expertise, experience and continued services of Lower Lakes’ senior management employees, especially Scott Bravener, its President.  Mr. Bravener has acquired specialized knowledge and skills with respect to Lower Lakes and its operations and most decisions concerning the business of Lower Lakes are made or significantly influenced by him.  The loss of Mr. Bravener or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect our business. We seek to compensate and incentivize executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees. As a result, if Mr. Bravener were to leave Lower Lakes, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.

Our Executive Chairman and non-executive directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Laurence S. Levy, the Executive Chairman of our board of directors, and Edward Levy, our President, are each engaged in other business endeavors.

Some of our officers and directors may have conflicts of interest in business opportunities.

Some of our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to our officers’ and directors’ existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Capital expenditures and other costs necessary to operate and maintain Lower Lakes’ vessels tend to increase with the age of the vessel and may also increase due to changes in governmental regulations, safety or other equipment standards.

Capital expenditures and other costs necessary to operate and maintain Lower Lakes’ vessels tend to increase with the age of each vessel. Accordingly, it is likely that the operating costs of Lower Lakes’ older vessels will increase. In addition, changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require Lower Lakes to make additional expenditures. For example, if the U.S. Coast Guard, Transport Canada, the American Bureau of Shipping or Lloyd’s Register of Shipping (independent classification societies that inspects the hull and machinery of commercial ships to assess compliance with minimum criteria as set by U.S., Canadian and international regulations) enact new standards, Lower Lakes may be required to incur significant costs for alterations to its fleet or the addition of new equipment. In order to satisfy any such requirement, Lower Lakes may be required to take its vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable Lower Lakes to operate its older vessels profitably during the remainder of their anticipated economic lives.

If Lower Lakes is unable to fund its capital expenditures, drydock costs and winter work expenses, Lower Lakes may not be able to continue to operate some of its vessels, which would have a material adverse effect on our business.

In order to fund Lower Lakes’ capital expenditures, drydock costs and winter work expenses, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to access the capital markets for future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond its control. Our failure to obtain the funds for necessary future capital expenditures and winter work expenses would limit our ability to continue to operate some of our vessels and could have a material adverse effect on our business, results of operations and financial condition.

The climate in the Great Lakes region limits Lower Lakes’ vessel operations to approximately nine months per year.

Lower Lakes’ operating business is seasonal, meaning that it experiences higher levels of activity in some periods of the year than in others.  Ordinarily, Lower Lakes is able to operate its vessels on the Great Lakes for approximately nine months per year beginning in late March or April and continuing through December or mid-January. However, weather conditions and customer demand cause increases and decreases in the number of days Lower Lakes actually operates.

The shipping industry has inherent operational risks that may not be adequately covered by Lower Lakes’ insurance.

Lower Lakes maintains insurance on its fleet for risks commonly insured against by vessel owners and operators, including hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We can give no assurance that Lower Lakes will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Lower Lakes may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, Lower Lakes may not be able to obtain adequate insurance coverage at reasonable rates for Lower Lakes’ fleet. Lower Lakes may also be subject to calls, or premiums, in amounts based not only on its own claims record but also the claims record of all other members of the protection and indemnity associations through which Lower Lakes may receive indemnity insurance coverage. Lower Lakes’ insurance policies will also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase its costs.

Lower Lakes is subject to certain credit risks with respect to its counterparties on contracts and failure of such counterparties to meet their obligations could cause us to suffer losses on such contracts, decreasing our revenues and earnings.

Lower Lakes enters into contracts of affreightment (COAs) pursuant to which Lower Lakes agrees to carry cargoes, typically for industrial customers, who transport dry bulk cargoes. Lower Lakes also enters into spot market voyage contracts, where Lower Lakes is paid a rate per ton to carry a specified cargo from point A to point B. All of these contracts subject Lower Lakes to counterparty credit risk. As a result, we are subject to credit risks at various levels, including with charterers, cargo interests, or terminal customers. If the counterparties fail to meet their obligations, Lower Lakes could suffer losses on such contracts which would decrease our revenues and earnings.

Lower Lakes may not be able to generate sufficient cash flows to meet its debt service obligations.

Lower Lakes’ ability to make payments on its indebtedness will depend on its ability to generate cash from its future operations. Lower Lakes’ business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its liquidity needs, including capital expenditures and winter work expenses. Lower Lakes’ indebtedness under its credit facilities bear interest at floating rates, and therefore, if interest rates increase, Lower Lakes’ debt service requirements will increase, except for that portion of Lower Lakes’ term debt that is limited by interest rate caps. Lower Lakes may need to refinance or restructure all or a portion of its indebtedness on or before maturity. Lower Lakes may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If Lower Lakes cannot service or refinance its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations. Additionally, Lower Lakes may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

A default under Lower Lakes’ indebtedness may have a material adverse effect on our financial condition.

In the event of a default under Lower Lakes’ indebtedness, the holders of the indebtedness under Lower Lakes’ credit facilities generally would be able to declare all of the indebtedness under such facilities, together with accrued interest, to be due and payable. In addition, borrowings under Lower Lakes’ senior credit facility are secured by a first priority lien on all of the assets of Lower Lakes Towing, Lower Lakes Transportation, Grand River and Black Creek and, in the event of a default under that facility, the lenders thereunder generally would be entitled to seize the collateral, including assets which are necessary to operate our business.  Borrowings under Lower Lakes’ second-lien credit facility are secured by a second priority lien on all of the assets of Lower Lakes Towing, Lower Lakes Transportation, Grand River and Black Creek.  Subject to the terms of the intercreditor agreement between the lenders under our senior credit facility and the lenders under our second-lien credit facility, in the event of a default under our second-lien credit facility, the lenders thereunder generally would be entitled to seize the collateral, including assets which are necessary to operate our business.  In addition, default under one debt instrument within Lower Lakes’ credit facilities could in turn permit lenders under other debt instruments within Lower Lakes’ credit facilities to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default and cross acceleration clauses. Moreover, upon the occurrence of an event of default under the Lower Lakes credit facilities, the commitment of the lenders to make any further loans to us would be terminated. Accordingly, the occurrence of a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our results of operations.

Servicing debt could limit funds available for other purposes, such as the payment of dividends.

Lower Lakes will use cash to pay the principal and interest on its debt, and to fund capital expenditures, drydock costs and winter work expenses. Such payments limit funds that would otherwise be available for other purposes, including distributions of cash to our stockholders.

Lower Lakes’ credit facilities contain restrictive covenants that will limit its liquidity and corporate activities.

Lower Lakes’ credit facilities impose operating and financial restrictions that limit its ability to:

•	incur additional indebtedness;

•	create additional liens on its assets;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends; and

•	sell any of Lower Lakes’ vessels or any other assets outside the ordinary course of business.

Therefore, Lower Lakes will need to seek permission from its lenders in order to engage in some corporate actions. Lower Lakes’ lenders’ interests may be different from those of Lower Lakes and no assurance can be given that Lower Lakes will be able to obtain its lenders’ permission when needed. This may prevent Lower Lakes from taking actions that are in its best interest.

Because Lower Lakes generates approximately 59% of its revenues and incurs approximately 57% of its expenses in Canadian dollars, exchange rate fluctuations could cause us to suffer reduced U.S. dollar earnings.

Lower Lakes generates a significant portion of its revenues and incurs a significant portion of its expenses in Canadian dollars. This could lead to fluctuations in our net income due to changes in the value of the U.S. Dollar relative to the Canadian Dollar.

Lower Lakes depends upon unionized labor for its U.S. operations. Any work stoppages or labor disturbances could disrupt its business.

All of Grand River’s shipboard employees are unionized with the International Organization of Masters, Mates and Pilots, AFL-CIO. Any work stoppages or other labor disturbances could have a material adverse effect on our business, results of operations and financial condition.

A labor union has attempted to unionize Lower Lakes’ Canadian employees.

The Seafarers International Union of Canada, or SIU, attempted without success to organize Lower Lakes’ unlicensed Canadian employees periodically several years ago.  Although we believe that support for this union is low, if SIU is ever successful in organizing a union among Lower Lakes’ Canadian employees, it could result in increased labor costs or reduced productivity for Lower Lakes, which could have a material adverse effect on our results of operations.

Lower Lakes’ employees are covered by U.S. Federal laws that may subject it to job-related claims in addition to those provided by state laws.

All of Grand River’s shipboard employees are covered by provisions of the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in Federal courts. Because Lower Lakes is not generally protected by the limits imposed by state workers’ compensation statutes, Lower Lakes has greater exposure for claims made by these employees as compared to employers whose employees are not covered by these provisions.

Future acquisitions of vessels or businesses by Rand or Lower Lakes would subject Rand and Lower Lakes to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Rand’s or Lower Lakes’ capital structure.

Rand intends to pursue acquisition opportunities in an effort to diversify its investments and/or grow its business. While neither Rand nor Lower Lakes is presently committed to any acquisition, Rand may be actively pursuing one or more potential acquisition opportunities.

Future acquisitions may be of individual or groups of vessels or of businesses operating in the shipping or other industries. Rand is not limited to any particular industry or type of business that it may acquire. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular business or assets that Rand may acquire, or of the industry in which any such business may operate. To the extent Rand acquires an operating business, we may be affected by numerous risks inherent in the acquired business’s operations.

In addition, the financing of any acquisition completed by Rand could adversely impact Rand’s capital structure as any such financing could include the issuance of additional equity securities and/or the borrowing of additional funds. The issuance of additional equity securities may significantly reduce the equity interest of existing stockholders and/or adversely affect prevailing market prices for Rand’s common stock. Increasing Rand’s indebtedness could increase the risk of a default that would entitle the holder to declare all of such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact our capital structure and your equity interest in Rand.

Except as required by law or the rules of any securities exchange on which our securities might be listed at the time we seek to consummate an acquisition, you will not be asked to vote on any proposed acquisition.

Risks Associated with the Shipping Industry

The cyclical nature of the Great Lakes dry bulk shipping industry may lead to decreases in shipping rates, which may reduce Lower Lakes’ revenue and earnings.

The shipping business, including the dry cargo market, has been cyclical in varying degrees, experiencing fluctuations in charter rates, profitability and, consequently, vessel values. Rand anticipates that the future demand for Lower Lakes’ dry bulk carriers and dry bulk charter rates will be dependent upon continued demand for commodities, economic growth in the United States and Canada, seasonal and regional changes in demand, and changes to the capacity of the Great Lakes fleet which cannot be predicted. Adverse economic, political, social or other developments could decrease demand and growth in the shipping industry and thereby reduce revenue and earnings. Fluctuations, and the demand for vessels, in general, have been influenced by, among other factors:

•	global and regional economic conditions;

•	developments in international and Great Lakes trade;

•	changes in seaborne and other transportation patterns, such as port congestion and canal closures;

•	weather, water levels and crop yields;

•	political developments; and

•	embargoes and strikes.

The market values of Lower Lakes’ vessels may decrease, which could cause Lower Lakes to breach covenants in its credit facilities, which could reduce earnings and revenues as a result of potential foreclosures.

Vessel values are influenced by several factors, including:

•	changes in environmental and other regulations that may limit the useful life of vessels;

•	changes in Great Lakes dry bulk commodity supply and demand;

•	types and sizes of vessels;

•	development of and increase in use of other modes of transportation;

•	governmental or other regulations; and

•	prevailing level of charter rates.

If the market values of Lower Lakes’ owned vessels decrease, Lower Lakes may breach some of the covenants contained in its credit facilities. If Lower Lakes breaches such covenants and is unable to remedy the relevant breach, Lower Lakes’ lenders could accelerate their debt and foreclose on the collateral, including Lower Lakes’ vessels. Any loss of vessels would significantly decrease the ability of Rand to generate revenue and income. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, Rand would incur a loss that would reduce earnings.

A failure to pass inspection by classification societies and regulators could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings, which may be material.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry, as well as being subject to inspection by shipping regulatory bodies such as Transport Canada. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Lower Lakes’ and Black Creek’s owned fleet is currently enrolled with either the American Bureau of Shipping or Lloyd’s Register of Shipping.

A vessel must undergo Annual Surveys, Intermediate Surveys, and Special Surveys by its classification society, as well as periodic inspections by shipping regulators. As regards classification surveys, in lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Lower Lakes’ and Black Creek’s vessels are on Special Survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every four to five years for inspection of the underwater parts of such vessel.

Due to the age of several of the vessels, the repairs and remediations required in connection with such classification society surveys and other inspections may be extensive and require significant expenditures. Additionally, until such time as certain repairs and remediations required in connection with such surveys and inspections are completed (or if any vessel fails such a survey or inspection), the vessel may be unable to trade between ports and, therefore, would be unemployable. Any such loss of the use of a vessel could have an adverse impact on Rand’s revenues, results of operations and liquidity, and any such impact may be material.

Lower Lakes’ business would be adversely affected if Lower Lakes failed to comply with U.S. maritime laws or the Coasting Trade Act (Canada) provisions on coastwise trade, or if those provisions were modified or repealed.

Rand is subject to the Shipping Act, 1916, and the Merchant Marine Act, 1920, commonly referred to as the Jones Act, and other U.S. laws and the Coasting Trade Act (Canada) that restrict domestic maritime transportation to vessels operating under the flag of the subject state. In the case of the United States, vessels must be at least 75% owned and operated by U.S. citizens and manned by U.S. crews and, in addition, the vessels must have been built in the United States. Compliance with the foregoing legislation increases the operating costs of the vessels. With respect to its U.S. flagged vessels, Rand is responsible for monitoring the ownership of its capital stock to ensure compliance with U.S. maritime laws. If Rand does not comply with these restrictions, Rand will be prohibited from operating its vessels in U.S. coastwise trade, and under certain circumstances Rand will be deemed to have undertaken an unapproved foreign transfer, resulting in severe penalties, including permanent loss of U.S. coastwise trading rights for its vessels, and fines or forfeiture of the vessels.

Over the past decade, interest groups have lobbied Congress to modify or repeal U.S. maritime laws so as to facilitate foreign flag competition. Foreign vessels generally have lower construction costs and generally operate at significantly lower costs than vessels in the U.S. markets, which would likely result in reduced charter rates. Rand believes that continued efforts will be made to modify or repeal these laws. If these efforts are successful, it could result in significantly increased competition and have a material adverse effect on our business, results of operations and financial condition.

We may be unable to maintain or replace our vessels as they age.

As of March 20, 2014, the average age of the vessels operated by Lower Lakes was approximately 53 years.  The expense of maintaining, repairing and upgrading Lower Lakes’ vessels typically increases with age, and after a period of time the cost necessary to satisfy required marine certification standards may not be economically justifiable. There can be no assurance that Lower Lakes will be able to maintain its fleet by extending the economic life of existing vessels, or that our financial resources will be sufficient to enable us to make expenditures necessary for these purposes. In addition, the supply of replacement vessels is very limited and the costs associated with acquiring a newly constructed vessel are prohibitively high. In the event that Lower Lakes were to lose the use of any its vessels, our financial performance would be adversely affected.

Lower Lakes is subject to environmental laws that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.

Our shipping business and vessel operations are materially affected by environmental and other government regulations in the form of international conventions, United States and Canadian treaties, national, state, provincial, and local laws, and regulations in force in the jurisdictions in which vessels operate. Because such conventions, treaties, laws and regulations are often revised, we cannot predict the ultimate cost of compliance or its impact on the resale price or useful life of our vessels. Additional conventions, treaties, laws and regulations may be adopted which could limit our ability to do business or increase the cost of its doing business, which may materially adversely affect its operations, as well as the shipping industry generally. Lower Lakes is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, and certificates with respect to its operations and any increased cost in connection with obtaining such permits, licenses and certificates, or the imposition on Lower Lakes of the obligation to obtain additional permits, licenses and certificates, could adversely affect our results of operations. Lower Lakes currently maintains pollution liability coverage insurance. However, if the damages from a catastrophic incident exceed this insurance coverage, it could have a significant adverse impact on our cash flow, profitability and financial position.

The operation of Lower Lakes’ vessels is dependent on the price and availability of fuel. Continued periods of historically high fuel costs may materially adversely affect Rand’s operating results.

Rand’s operating results may be significantly impacted by changes in the availability or price of fuel for Lower Lakes’ vessels. Fuel prices have increased substantially since 2004.  Although fuel price escalation clauses are included in substantially all of Lower Lakes’ contracts of affreightment, which enable Lower Lakes to pass the majority of its increased fuel costs on to its customers, these measures may not be sufficient to enable Lower Lakes to fully recoup increased fuel costs or assure the continued availability of its fuel supplies. Although we are currently able to obtain adequate supplies of fuel, it is impossible to predict the price of fuel. Political disruptions or wars involving oil-producing countries (including, but not limited to, recent political unrest in Libya and other parts of the Middle East), changes in government policy, changes in fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. There can be no assurance that Lower Lakes will be able to fully recover its increased fuel costs by passing these costs on to its customers. In the event that Lower Lakes is unable to do so, Rand’s operating results will be adversely affected.

Governments could requisition Lower Lakes’ vessels during a period of war or emergency, resulting in loss of revenues and earnings from such requisitioned vessels.

The United States or Canada could requisition title or seize Lower Lakes’ vessels during a war or national emergency. Requisition of title occurs when a government takes a vessel and becomes the owner. A government could also requisition Lower Lakes vessels for hire, which would result in the government’s taking control of a vessel and effectively becoming the charterer at a dictated charter rate. Requisition of one or more of Lower Lakes’ vessels would have a substantial negative effect on Rand, as Rand would potentially lose all or substantially all revenues and earnings from the requisitioned vessels and/or permanently lose the vessels. Such losses might be partially offset if the requisitioning government compensated Rand for the requisition.

The operation of Great Lakes-going vessels entails the possibility of marine disasters including damage or destruction of the vessel due to accident, the loss of a vessel due to piracy or terrorism, damage or destruction of cargo and similar events that may cause a loss of revenue from affected vessels and damage Lower Lakes’ business reputation, which may in turn, lead to loss of business.

The operation of Great Lakes-going vessels entails certain inherent risks that may adversely affect Lower Lakes’ business and reputation, including:

•	damage or destruction of a vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure, low water levels and bad weather;

•	environmental accidents as a result of the foregoing; and

•	business interruptions and delivery delays caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could substantially increase Lower Lakes’ costs, as for example, the costs of replacing a vessel or cleaning up a spill, or lower its revenues by taking vessels out of operation permanently or for periods of time. The involvement of Lower Lakes’ vessels in a disaster or delays in delivery or damages or loss of cargo may harm its reputation as a safe and reliable vessel operator and cause it to lose business.

If Lower Lakes’ vessels suffer damage, they may need to be repaired at Lower Lakes’ cost at a drydocking facility.  The costs of drydock repairs are unpredictable and can be substantial. Lower Lakes may have to pay repair costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease its revenues and earnings substantially, particularly if a number of vessels are damaged or repaired at the same time.

Maritime claimants could arrest Lower Lakes’ vessels, which could interrupt its cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages against such vessel. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of Lower Lakes’ vessels could interrupt its cash flow and require it to pay large sums of funds to have the arrest lifted.

Risks Related to Our Common Stock and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering will have on the volume or trading price of our common stock. We cannot provide assurance that a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

Our capital stock is subject to restriction on foreign ownership and possible required divestiture by non-U.S. citizen stockholders.

Under U.S. maritime laws, in order for us to maintain our eligibility to own and operate vessels in the U.S. domestic trade, 75% of our outstanding capital stock and voting power is required to be held by U.S. citizens. Although our amended and restated certificate of incorporation contains provisions limiting non-citizenship ownership of our capital stock, we could lose our ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on our results of operations. If our board of directors determines that persons who are not citizens of the U.S. own more than 23% of our outstanding capital stock or more than 23% of our voting power, we may redeem such stock or, if redemption is not permitted by applicable law or if our board of directors, in its discretion, elects not to make such redemption, we may require the non-citizens who most recently acquired shares to divest such excess shares to persons who are U.S. citizens in such manner as our board of directors directs. The required redemption would be at a price equal to the average closing price during the preceding 30 trading days, which price could be materially different from the current price of the common stock or the price at which the non-citizen acquired the common stock. If a non-citizen purchases the common stock, there can be no assurance that he or she will not be required to divest the shares and such divestiture could result in a material loss.   Such restrictions and redemption rights may make Rand’s equity securities less attractive to potential investors, which may result in Rand’s publicly traded common stock having a lower market price than it might have in the absence of such restrictions and redemption rights.

The conversion of our series A convertible preferred stock will result in significant and immediate dilution of our existing stockholders and the book value of their common stock.

The shares of series A convertible preferred stock issued in connection with the acquisition of Lower Lakes are convertible into 2,419,355 shares of our common stock, subject to certain adjustments, which, on an “as converted” basis, represents approximately 11.9% of our aggregate outstanding common stock.  The conversion price of our series A convertible preferred stock is subject to weighted average anti-dilution provisions whereby, if Rand issues shares in the future for consideration below the existing conversion price of $6.20, then the conversion price of the series A convertible preferred stock would automatically be decreased, allowing the holders of the series A convertible preferred stock to receive additional shares of common stock upon conversion. Upon any conversion of the series A convertible preferred stock, the equity interests of our existing common stockholders, as a percentage of the total number of the outstanding shares of our common stock, and the net book value of the shares of our common stock will be significantly diluted.

We may issue shares of our common stock and preferred stock to raise additional capital, including to complete a future acquisition, which would reduce the equity interest of our stockholders.

Our amended and restated certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. We currently have 31,590,351 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding employee stock options) and 700,000 shares of preferred stock available for issuance. Although we currently have no other commitments to issue any additional shares of our common or preferred stock, we may in the future determine to issue additional shares of our common or preferred stock to raise additional capital for a variety of purposes, including to complete a future acquisition. The issuance of additional shares of our common stock or preferred stock may significantly reduce the equity interest of stockholders and may adversely affect prevailing market prices for our common stock.

FORWARD LOOKING STATEMENTS

This prospectus and other documents we file with the SEC contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our expected results of operations, financial resources or our projected plans for the expansion of our business, as well as other estimates relating to future operations. Words or phrases of expectation or uncertainty like “expect,” “believe,” “continue,” “anticipate,” “estimate,” “may,” “will,” “could,” “opportunity,” “future,” “project,” variations of such words and similar expressions are intended to identify “forward-looking statements,” although not all forward-looking statements contain these identifying words.

Statements that are not historical facts are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections for our business and the industry and markets in which we compete. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.   Such forward-looking statements include statements made by us with respect to:

•	future acquisitions of vessels or businesses;

•	capital expenditures;

•	our ability to service Lower Lakes’ indebtedness;

•	the availability of debt and equity financing;

•	general economic conditions;

•	the Great Lakes shipping market in general;

•	trends affecting us or our assets;

•	fuel prices; and

•
the anticipated performance of our assets and of acquired vessels and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. In addition, we advise you that the factors listed in the “Risk Factors” section beginning on page 4, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any forward-looking statement. We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements, except as may be required by law.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares of our common stock for working capital and general corporate purposes, including, but not limited to, funding potential acquisitions of vessels and operating businesses.  Our management will have significant discretion and flexibility in applying the proceeds from the sale of these shares.  Our plans to use the estimated net proceeds from the sale of these shares may change and, if they do, we will update this information in a prospectus supplement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary describes the material terms of our common stock.  It summarizes material provisions of our amended and restated certificate of incorporation and second amended and restated bylaws and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and second amended and restated bylaws that are included as exhibits to certain of the documents incorporated by reference herein.  If we offer shares of our common stock for sale under this prospectus, we will provide a prospectus supplement that describes the terms of the offering, including the number of shares offered and the offering price.

General

We are authorized to issue 50,000,000 shares of common stock, par value $.0001. As of the date of this registration statement of which this prospectus forms a part, 17,929,864  shares of common stock were outstanding.  As of March 20, 2014, 17,929,864 shares of our common stock were issued and outstanding with 479,785 shares of common stock reserved for issuance upon exercise of issued and outstanding stock options and 2,419,355 shares of common stock reserved for issuance upon the conversion of our series A convertible preferred stock.

Voting

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Classified Board of Directors; Vacancies

Our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends on our common stock in the near future. The payment of dividends in the future will be contingent upon our revenues, earnings, capital requirements and general financial condition. The payment of dividends is within the discretion of our board of directors. Other than dividends which our board of directors may determine to pay on our preferred stock, it is the present intention of our board of directors to retain all earnings for future investment and use in our business operations. Accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future on our common stock. In addition, no dividends may be declared or paid on our common stock unless all accrued dividends on our preferred stock have been paid.

Liquidation

After satisfaction of the liquidation preferences of all securities ranking senior to our common stock, the holders of common stock will share with each other on an equal basis in any assets available for distribution to holders of shares of capital stock upon liquidation.

Conversion and Preemptive Rights

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Listing of Stock

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “RLOG”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Limitation on Directors’ Liability

Our amended and restated certificate of incorporation provides that no director will be personally liable to Rand or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the Delaware General Corporation Law applies. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. Our amended and restated certificate of incorporation does not eliminate our directors’ fiduciary duties. The inclusion of this provision in the amended and restated certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited Rand and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation provides that we will indemnify our directors to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, Rand will be required to indemnify its directors for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s position with Rand or another entity that the director serves as a director, officer, employee or agent at Rand’s request, subject to various conditions, and to advance funds to Rand’s directors before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of Rand.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Provisions of Delaware law and our amended and restated certificate of incorporation and second amended and restated bylaws could make the following more difficult:

•	the acquisition of us by means of a tender offer;

•	the acquisition of us by means of a proxy contest or otherwise; or

•	the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Delaware Anti-Takeover Law.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting.  Our amended and restated certificate of incorporation and second amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Unissued Common Stock.  While our unissued shares of common stock are not designed to deter or prevent a change of control, under some circumstances we could use our additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

PLAN OF DISTRIBUTION

We may distribute shares of our common stock from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;

•	on the Nasdaq Capital Market or in any other securities market on which our common shares are then listed or traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

A prospectus supplement or supplements will describe the terms of the offering of our common stock, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the shares of our common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchange or market on which the shares of common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the shares of common stock offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the shares of common stock for their own account and may resell the shares from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement.  We may offer the shares of common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  Subject to certain conditions, the underwriters will be obligated to purchase all of the shares offered by the prospectus supplement, other than shares covered by any over-allotment option.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time.  We may use underwriters with whom we have a material relationship.  We will describe the nature of any such relationship in the prospectus supplement, naming the underwriters.

We may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares and we will describe any commissions we will pay the agent in the prospectus supplement.  Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities.  Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying shares so long as the stabilizing bids do not exceed a specified maximum price.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions.  Those activities may cause the price of the common stock to be higher than it would be otherwise.  If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market-makers on the Nasdaq Capital Market may engage in passive market-making transactions in the common stock on the Nasdaq Capital Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock.  Passive market-makers must comply with applicable volume and price limitations and must be identified as passive market-makers.  In general, a passive market-maker must display its bid at a price not in excess of the highest independent bid for such shares; if all independent bids are lowered below the passive market-maker’s bid, however, the passive market-maker’s bid must then be lowered when certain purchase limits are exceeded.

In addition, we will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit any timing of our and any stockholder’s purchases and sales of the shares.

Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

LEGAL MATTERS

The validity of the shares of common stock being offered pursuant to this prospectus will be passed upon by Katten Muchin Rosenman LLP, New York, NY.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

 We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission’s website at www.sec.gov.   Financial and other information can also be accessed on the Investor Relations section of our website at http://www.randlogisticsinc.com. Our outstanding shares of common stock are listed on the Nasdaq Capital Market under the symbol “RLOG”.

This prospectus constitutes part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.  You may also contact us directly at Rand Logistics, Inc., 500 Fifth Avenue, 50th Floor, New York, New York 10110 or by calling (212) 644-3450.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information that we have filed with the SEC under the informational requirements of the Exchange Act, which means that we are disclosing it to you by referring to another document filed separately with the SEC. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference in this prospectus. Accordingly, we incorporate by reference:

(1)	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2013, filed on June 12, 2013 and our Annual Report on Form 10-K/A, filed on July 29, 2013;
(2)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2013, September 30, 2013 and December 31, 2013 filed on August 7, 2013, November 7, 2013 and February 6, 2014, respectively;
(3)
Our Current Reports on Form 8-K filed on April 1, 2013, April 23, 2013, April 30, 2013, June 12, 2013, June 14, 2013, August 7, 2013, September 16, 2013, September 26, 2013, December 23, 2013, March 12, 2014, March 14, 2014 and March 17, 2014;

(4)
The description of our common stock contained in our Registration Statement on Form 8-A filed on March 5, 2007, including any amendments thereof updating the description of common stock contained therein; and

(5)	Our Definitive Proxy Statement on Schedule 14A, filed on August 12, 2013.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

You may request a copy of any filings or information incorporated herein by reference, at no cost, by writing or telephoning us at the following address and telephone number:

RAND LOGISTICS, INC.
500 FIFTH AVENUE, 50TH FLOOR
NEW YORK, NEW YORK  10110
(212) 644-3450

No one has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or a solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of the common stock offered by this Registration Statement. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

Registration Fees	$ 0
Legal Fees and Expenses	$ 25,000
Accounting Fees and Expenses	$ 10,000
Miscellaneous	$ 500
Total	$ 35,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s amended and restated certificate of incorporation provides that to the extent permitted by the Delaware General Corporation Law, or the DGCL, directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derives an improper personal benefit.

            Section 145 of the DGCL empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

The Registrant’s second amended and restated bylaws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant maintains insurance policies that insure its directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

ITEM 16. EXHIBITS.

See the Exhibit Index immediately following the signature pages, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)  That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 21, 2014.

RAND LOGISTICS, INC.

By:	/s/ Laurence S. Levy
Name: Laurence S. Levy
Title: Executive Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurence S. Levy and Joseph W. McHugh, Jr., jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Laurence S. Levy	Executive Chairman of the Board (principal executive officer)	March 21, 2014
Laurence S. Levy

/s/ Joseph W. McHugh, Jr.	Chief Financial Officer (principal financial officer and	March 21, 2014
Joseph W. McHugh, Jr.	principal accounting officer) and Vice President

/s/ Scott Bravener	Director	March 21, 2014
Scott Bravener

/s/ Jonathan Brodie	Director	March 21, 2014
Jonathan Brodie

/s/ H. Cabot Lodge III	Director	March 21, 2014
H. Cabot Lodge III

/s/ Michael D. Lundin	Director	March 21, 2014
Michael D. Lundin

/s/ John Binion	Director	March 21, 2014
John Binion

EXHIBIT INDEX

Exhibit Number	Description

4.1	Specimen Common Stock certificate (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-117051)).

4.2
Amended and Restated Certificate of Incorporation (incorporated herein by reference  to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 9, 2006).

4.3
Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current    Report on Form 8-K, filed with the Securities and Exchange Commission on August 10, 2006).

4.4
Second Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 17, 2007).

5.1*	Opinion of Katten Muchin Rosenman LLP regarding the validity of the common stock being registered.

23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).
*	Filed herewith.